EXHIBIT 23
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM CONSENT
We consent to the incorporation by reference in Registration Statement No. 333-115796 of CenterPoint Energy, Inc. on Form S-8 of our report dated June 22, 2007 appearing in this Annual Report on Form 11-K of the CenterPoint Energy Savings Plan as of December 31, 2006 and 2005 and for the year ended December 31, 2006.
/s/ McConnell & Jones LLP
Houston, Texas
June 27, 2007